KIRKLAND’S ANNOUNCES COMPLIANCE WITH NASDAQ’S MINIMUM BID PRICE REQUIREMENTS

JACKSON, Tenn., April 9, 2008 — Kirkland’s, Inc. (Nasdaq: KIRK) today announced that on April 9, 2008, it received from The Nasdaq Stock Market (“Nasdaq”) written notification stating that the Company has regained compliance with the $1.00 per share minimum bid price requirement for continued listing on The Nasdaq Global Market set forth in Nasdaq Marketplace Rule 4450(a)(5) (the “Minimum Bid Price Rule”). In the letter, Nasdaq advised the Company that this matter is now closed.

The Company had until August 6, 2008, to regain compliance with the Minimum Bid Price Rule. The bid price for the Company’s common stock has closed at or above $1.00 per share since March 25, 2008.

Kirkland’s, Inc. was founded in 1966 and is a leading specialty retailer of home decor in the United States. Although originally focused in the Southeast, the Company has grown beyond that region and currently operates 323 stores in 34 states. The Company’s stores present a broad selection of distinctive merchandise, including framed art, mirrors, candles, lamps, picture frames, accent rugs, garden accessories and artificial floral products. The Company’s stores also offer an extensive assortment of gifts, as well as seasonal merchandise. More information can be found at www.kirklands.com.

CONTACT: Mike Madden, Senior Vice President & CFO, Kirkland’s, Inc., 615-872-4995